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                                                                    EXHIBIT 21.1

                       Subsidiaries of PracticeWorks, Inc.

         PracticeWorks, Inc. (the "Company") currently has the following wholly-owned first tier subsidiaries:

         1.       SoftDent, LLC, a Delaware limited liability company.
         2.       CADI Acquisition Corporation, a Colorado corporation.
         3. PracticeWorks Systems, LLC, a Georgia limited liability company.
         4.       Swenam Holdings B.V., a Netherlands corporation ("Swenam").
         5. InfoCure Australia Pty. Limited, an Australian corporation ("InfoCure Australia").


In addition, the Company has the following indirect wholly-owned subsidiaries:

         1. PracticeWorks Limited (f/k/a Miniseries Limited), a United Kingdom corporation, a first tier subsidiary of Swenam and an indirect, wholly-owned subsidiary of the Company.
         2. Scandic Dental Computer Systems AB, a Swedish corporation, a first tier subsidiary of Swenam and an indirect, wholly-owned subsidiary of the Company.
         3. Medical and Dental Business Solutions (Sweden) AB, a Swedish corporation, a first tier subsidiary of Swenam and an indirect, wholly-owned subsidiary of the Company.
         4. Devage Pty. Limited, an Australian corporation, a first tier subsidiary of InfoCure Australia and an indirect, wholly-owned subsidiary of the Company.
         5. InfoCure Orthodontics Pty. Limited, an Australian corporation, a first tier subsidiary of InfoCure Australia and an indirect, wholly-owned subsidiary of the Company.